Exhibit 10.1

[EXECUTION VERSION]

MASTER REPURCHASE AGREEMENT

between

GOLDMAN SACHS MORTGAGE COMPANY,

as Buyer

and

STARWOOD PROPERTY MORTGAGE SUB-3, L.L.C.

as Seller

i

SCHEDULES

SCHEDULE 1	Purchase Percentages and Margin Maintenance Percentages	1-1
SCHEDULE 2	Purchased Loan Information	2-1

EXHIBITS

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	[Reserved]

EXHIBIT IV-1	Form of Power of Attorney to Buyer

EXHIBIT IV-2	Form of Power of Attorney to Seller

EXHIBIT V	Representations and Warranties Regarding the Purchased Loans

EXHIBIT VI	[Reserved]

EXHIBIT VII	Form of Bailee Agreement

ii

MASTER REPURCHASE AGREEMENT

This Master Repurchase Agreement (this “Agreement”) is dated as of December 2, 2010 and is made by and between Goldman Sachs Mortgage Company, as buyer (“Buyer”) and Starwood Property Mortgage Sub-3, L.L.C., as seller (“Seller”).

1.                                      APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer one or more Eligible Loans, on a servicing-released basis, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Loans at a date certain (or such earlier date, in accordance with the terms hereof), against the transfer of funds by Seller.  Each such transaction involving the transfer of an Eligible Loan from Seller to Buyer shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.                                      DEFINITIONS

The following capitalized terms shall have the respective meanings set forth below:

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Accepted Servicing Practices” shall mean, with respect to any Purchased Loan, servicing practices in conformity with those accepted and prudent servicing practices in the industry for loans of the same type and in a manner at least equal in quality to the servicing the applicable servicer provides for assets that are similar to such Purchased Loan.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding—up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding or otherwise in writing of the inability of such Person to pay its debts generally as they become due, or (g) the taking of action by such Person in furtherance of any of the foregoing.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Loans outstanding as of such date.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Alternative Rate” shall have the meaning specified in Section 3(k) of this Agreement.

“Alternative Rate Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.

“Applicable Spread” has the meaning specified in the Fee Letter.

“Appraisal” shall mean an appraisal of any Eligible Property prepared by a licensed appraiser approved by Buyer in its reasonable discretion, in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and utilizing customary valuation methods, such as the income, sales/market or cost approaches, as any of the same may be updated by recertification from time to time by the appraiser performing such Appraisal.

“Asset Base” shall mean, as of any date of determination, the aggregate Asset Base Components of all Purchased Loans transferred by Seller to Buyer hereunder as of such date.

“Asset Base Component” shall mean, as of any date of determination, with respect to each Purchased Loan, the product of its Market Value multiplied by the Purchase Percentage applicable to such Purchased Loan as of such date.

“Asset Margin” shall mean, as of any date of determination, the aggregate Asset Margin Components of all Purchased Loans transferred by Seller to Buyer hereunder as of such date.

“Asset Margin Component” shall mean, as of any date of determination, with respect to each Purchased Loan, the product of its Market Value multiplied by the Margin Percentage applicable to such Purchased Loan as of such date.

“Assignment of Leases” shall mean, with respect to any Purchased Loan that is a Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor’s interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Purchased Loan.

“Assignment of Mortgage” shall mean, with respect to any Purchased Loan that is a Mortgage Loan, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related property is located to reflect the assignment and pledge of the Mortgage, subject to the terms of this Agreement.

“Bailee” shall mean such third party as Buyer and Seller shall mutually approve in their sole discretion.  Buyer and Seller each agree that Sidley Austin LLP is an approved Bailee hereunder.

“Bailee Agreement” shall mean the Bailee Agreement among Seller, Buyer and Bailee in the form of Exhibit VII hereto.

“Bailee Delivery Failure” shall have the meaning specified in the Bailee Agreement.

“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended from time to time.

“Blocked Account” shall have the meaning specified in Section 5(a) of this Agreement.

“Blocked Account Agreement” shall mean the Blocked Account Agreement executed by Buyer, Seller, Servicer and the Depository Bank (and any successor thereto or replacement thereof executed by Buyer, Seller, Servicer and the Depository Bank).

“Business Day” shall mean any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Buyer” shall mean Goldman Sachs Mortgage Company, and any successor or assign.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all membership or other equivalent interests in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean, as of any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States and (ii) time deposits, certificates of deposit, money market accounts or banker’s acceptances of any investment grade rated commercial bank, in each case maturing within ninety (90) days after such date.

“Cash Liquidity” shall mean, with respect to Guarantor on any date, the amount of cash and Cash Equivalents held by Guarantor and its Subsidiaries on a consolidated basis.

“Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties, (ii) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Requirement of Law, (iii) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (iv) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director “ or (v) any other reason for which the prior written consent of Buyer shall have been obtained.

“Change of Control” shall mean the occurrence of any of the following:

(a) prior to an internalization of management by Guarantor, if Manager is no longer the manager of Guarantor;

(b) after such time as Guarantor is internally managed, any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors, of 20% or more;

(c) change in Control of Manager and/or Starwood Capital Group Global, L.P. from the Person or Persons who are directly or indirectly Controlling such entities on the date hereof;

(d) each of either Guarantor or the Intermediate Starwood Entities shall cease to own and control, of record and beneficially, directly or indirectly 100% of the outstanding Capital Stock of Seller; or

(e) a Transfer of all or substantially all of Guarantor’s assets (excluding any Transfer on arms-length terms to Affiliates of Guarantor or any Transfer of Repurchased Loans or other assets of Guarantor in connection with any securitization transaction or any repurchase or other similar transactions in the ordinary course of or Guarantor’s business).

“CMBS” shall mean mortgage pass-through certificates or other securities issued pursuant to a securitization of commercial real estate loans.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Period” shall mean, with respect to the Remittance Date in any month, the period beginning on the Remittance Date in the preceding month to and including the calendar day immediately preceding such Remittance Date.

“Confirmation” shall have the meaning specified in Section 3(d) of this Agreement.

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Costs” shall mean, with respect to any Purchased Loan, all out-of-pocket costs, fees and expenses in respect of such Purchased Loan actually incurred by Buyer, including, without limitation, reasonable legal and custodial fees and expenses associated with the establishment and maintenance of the facility under this Agreement and the reasonable legal fees and expenses associated with asset reviews by Buyer’s outside counsel.

“Cross-Termination Event” shall mean a default by Guarantor, beyond any applicable notice and grace period, in paying any recourse Indebtedness with an outstanding principal amount of $25,000,000 or more, which default permits the acceleration of such Indebtedness.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of December 2, 2010, entered into by and among Custodian, Seller and Buyer.

“Custodial Delivery Certificate” shall mean the custodial delivery certificate, a form of which is attached to the Custodial Agreement.

“Custodian” shall mean U.S. Bank National Association or any successor Custodian appointed by Buyer and reasonably acceptable to Seller.

“DBRS” shall mean DBRS, Inc.

“Debt Yield Ratio” shall mean, with respect to any Eligible Property or Properties directly or indirectly securing a New Loan, the quotient (expressed as a percentage) of (i) net operating income for the trailing twelve-month period for the most recently ended fiscal quarter, divided by (ii) the total amount of indebtedness secured directly or indirectly by such Eligible Property or Properties that are senior to or pari passu with such New Loan.

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Loan” shall mean any Purchased Loan as to which (i) there is a material breach beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit V attached hereto (without regard to any Knowledge qualifier therein), (ii) a default has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Loan Documents in the payment when due of interest, principal or any other amounts due under the Purchased Loan Documents, (iii) the occurrence and continuance of any other “Event of Default” as defined under the related Purchased Loan Documents or (iv) the related Purchased Loan File or any material portion thereof is subject to a continuing Bailee Delivery Failure or has been released from the possession of the Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement; provided that upon cure of a Bailee Delivery Failure satisfactory to Buyer or written confirmation by Custodian of the return of such Purchased Loan File or portion thereof, such Purchased Loan shall cease to be a Defaulted Loan under this clause (iv).

“Delinquent Loan” shall mean any Purchased Loan as to which the payment of principal and/or interest owed thereunder by the underlying obligor is thirty (30) days or more past due.

“Depository Bank” shall mean Goldman Sachs Bank USA.

“Diligence Fee” shall mean fees, costs and expenses (so long as no Event of Default is continuing, not to exceed $30,000 annually or such prorated amount as shall be applicable for the 2010 calendar year) payable by Seller to Buyer in respect of Buyer’s out-of-pocket fees, costs and expenses (other than legal expenses and desk reviews) incurred in connection with its review of the Diligence Materials hereunder and Buyer’s continuing due diligence reviews of Purchased Loans pursuant to Section 21 or otherwise hereunder.  Buyer’s current fee for a desk review of a third party report is $500.

“Diligence Materials” shall mean, with respect to any New Loan, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value”, or any other form of draft appraisal reasonably acceptable to Buyer.

“Early Repurchase Date” shall have the meaning specified in Section 3(g) of this Agreement.

“EBITDA” shall mean, for each fiscal quarter, with respect to a Person and its consolidated Subsidiaries, an amount equal to the sum of:

(a) Net Income (or loss) of such Person (prior to any impact from minority interests or joint venture net income and before deduction of any dividends on preferred stock of such Person), plus the following (but only to the extent actually included in determination of such Net Income (or loss):  (i) depreciation and amortization expense, (ii) Interest Expense, (iii) income tax expense and (iv) extraordinary or non-recurring gains and losses, plus

(b) such Person’s proportionate share of Net Income of the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such fiscal quarter, plus

(c) amounts deducted in accordance with GAAP in respect of non-cash expenses in determining Net Income of such Person.

“Eligible Loans” shall mean performing Mortgage Loans (A) acceptable to Buyer in the exercise of its sole good faith discretion (including, without limitation, with respect to the suitability of such Mortgage Loan for a CMBS securitization or similar transaction), (B) secured directly by an Eligible Property, (C) which have a loan term equal to or less than ten (10) years (assuming exercise of all extension options), (D) as to which the applicable representations and warranties set forth in Exhibit V are true and correct in all material respects as of the applicable Purchase Date, unless otherwise disclosed in writing to Buyer on or prior to such Purchase Date, and (E) that have a maximum LTV not in excess of 80%; provided, however, that a Mortgage Loan with an LTV in excess of 80% shall, if all other terms and conditions set forth in this Agreement governing the qualification of such Mortgage Loan as an Eligible Loan are satisfied, be deemed an Eligible Loan except that the Purchase Price Percentage and Margin Maintenance Percentage for such loan shall be zero (0) percent for that portion of such loan that is in excess of 80% LTV.

“Eligible Property” shall mean a property that is a multifamily, retail, office, industrial, warehouse, self-storage or hospitality property or such other property type acceptable to Buyer in the exercise of its sole good faith discretion.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA of which Seller is a member at any relevant time.

“Event of Default” shall have the meaning given such term in Section 14(a).

“Exception Report” shall have the meaning given such term in Section 3(c)(viii).

“Facility Amount” shall mean $150,000,000.

“Facility Termination Date” shall mean the earlier to occur of (a) December 3, 2012 and (b) the one-year anniversary of a Cross-Termination Event.

“FAS 140” shall mean Financial Accounting Standards Board Statement of Financial Accounting Standards No. 140, as amended, modified or supplemented from time to time.

“FAS 166” shall mean Financial Accounting Standards Board Statement of Financial Accounting Standards No. 166, as amended, modified or supplemented from time to time.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day or such transactions received by Buyer from three Federal funds brokers of recognized standing selected by Buyer in its sole discretion.

“Fee Letter” shall mean that certain letter agreement, dated the date hereof, between Buyer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“FIN 46” shall mean Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), as amended, modified or supplemented from time to time.

“Final Approval” shall have the meaning specified in Section 3(c) of this Agreement.

“Financial Covenant Compliance Certificate” shall mean an Officer’s Certificate to be delivered, subject to Section 3(e)(2) of this Agreement, by Guarantor within forty-five (45) days after the end of each fiscal quarter confirming that as of the fiscal quarter most recently ended, Guarantor satisfies the following financial covenants (each tested on a consolidated basis): (A) ratio of EBITDA to Interest Expense for such calendar quarter is not less than 2.0 to 1.0 (adjusted to remove the impact of the application of FAS 140, FAS 166 and FIN 46 and transfers to special purpose entities that are wholly owned by Guarantor in connection with bona fide securitization transactions); (B) ratio of Total Indebtedness to Total Assets is not greater than 0.75 to 1.0 (adjusted to remove the impact of the application of FAS 140, FAS 166 and FIN 46 and transfers to special purpose entities that are wholly owned by Guarantor in connection with bona fide securitization transactions); (C) Cash Liquidity is not less than $10,000,000; (D) Near Cash Liquidity is not less than $20,000,000; (E) Tangible Net Worth is not less than $750,000,000; and (F) ratio of EBITDA to Fixed Charges for such calendar quarter is not less than 1.5 to 1.0.

“Fitch” shall mean Fitch Inc.

“Fixed Charges” shall mean, with respect to any Person and for the applicable measurement period, the sum of (a) debt service, (b) all preferred dividends, (c) Capital Lease Obligations paid or accrued during such period, (d) capital expenditures (if any), and (e) any amounts payable under any ground lease.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith in accordance with GAAP.  The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Starwood Property Trust, Inc., a Maryland corporation, together with its permitted successors and assigns.

“Guaranty” shall mean that certain Guaranty , dated as of December 2, 2010, made by Guarantor in favor of Buyer, as the same may be amended, supplemented or otherwise modified from time to time.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Loans, any short sale of U.S. Treasury Securities or mortgage-related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller or by the underlying obligor with respect to any Purchased Loan and pledged to Seller as collateral for such Purchased Loan, with one or more counterparties whose unsecured debt is rated at least A (or its equivalent) by any Rating Agency or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Purchased Loan, such other rating requirement applicable to such Hedging Transaction set forth in the related Purchased Loan Documents or which is otherwise reasonably acceptable to Buyer; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such hedging arrangements for the benefit of any Person other than Buyer.

“Income” shall mean, with respect to any Purchased Loan at any time, any payment or other cash distribution thereon of principal, interest, dividends, fees, reimbursements or proceeds thereof (including sales proceeds) or other cash distributions thereon (including casualty or condemnation proceeds); provided that, for avoidance of doubt, in no event shall Income include any escrow or reserve payment made by the related Mortgagor.

“Indebtedness” shall mean, for any Person:  (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements or like arrangements; (vii) Indebtedness of others Guaranteed by such Person; (viii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (ix) Indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Amounts” and “Indemnified Parties” shall have the respective meanings specified in Section 20(a) of this Agreement.

“Independent Director” of any corporation or limited liability company means an individual who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors of such corporation or as an independent manager, member of the board of managers, or special member of such limited liability company and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i)                                     a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than as an independent director or manager of an affiliate of such corporation or limited liability company that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);

(ii)                                  a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business);

(iii)                               a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)                              a Person that controls (whether directly, indirectly or otherwise) any of (i) or (ii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a Special-Purpose Entity affiliated with the corporation or limited liability company in question shall not be disqualified from serving as an Independent Director of such corporation or limited liability company, provided that the fees that such natural person earns from serving as Independent Director of affiliates of such the corporation or limited liability company in any given year constitute in the aggregate less than five percent of such natural person’s annual income for that year.  The same natural persons may not serve as Independent Directors of a corporation or limited liability company and, at the same time, serve as Independent Directors of an equityholder or member of such corporation or limited liability company.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insured Closing Letter and Escrow Instructions” shall mean a letter addressed to Seller and Buyer from the title insurance underwriter (or any agent thereof) acting as an agent for each Table Funded Purchased Loan and related escrow instructions, which letter and instructions shall be in form and substance reasonably acceptable to Buyer and Seller.

“Interest Expense” shall mean, with respect to any Person and any period, the amount of total interest expense incurred by such Person, including capitalized or accruing interest (but excluding interest funded under a construction loan), all with respect to such period.

“Intermediate Starwood Entities” shall mean, individually or collectively, Starwood Property Mortgage BC, L.L.C., Starwood Property Mortgage, L.L.C. and SPT Real Estate Sub I, LLC, a Delaware limited liability company.

“Interim Servicing Period” with respect to each Purchased Loan, the period of time from the Purchase Date to but not including the earlier of (i) the Servicing Transfer Date and (ii) the Facility Termination Date.

“Kick-Out Loan” shall have the meaning specified in Section 3(j) of this Agreement.

“Knowledge” whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of Seller, Guarantor or any of their Affiliates pursuant to this Agreement or any of the Transaction Documents, reference is made to the knowledge of Seller or any such Person (whether by use of the words “Knowledge” or “Known”), same shall mean the actual knowledge of the individuals who have significant responsibility for any policy making, major decisions, legal or financial affairs of the applicable entity, or with respect to any representations, warranties, certifications or statements with respect to any Purchased Loan, individuals who have significant responsibility for the origination or acquisition, as applicable, underwriting or servicing of such Purchased Loan, without further inquiry or investigation, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or Guarantor, any Affiliate of Seller or Guarantor, or to any other officer, agent, manager, representative or employee of Seller, Guarantor or any Affiliate thereof or to impose upon any such individuals any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.

“LIBOR” shall mean, with respect to each day on which any Transaction is outstanding (or if such day is not a Business Day, the next succeeding Business Day) and determined daily by Buyer, the offered rate for thirty (30) day U.S. dollar deposits, as the applicable rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of 1/100%); provided that if the applicable rate does not appear on Reuters Screen LIBOR01 Page, the rate for such date will be based upon the offered rates of the Reference Banks for U.S. dollar deposits as of 11:00 a.m. (London time) on such date.  In such event, Buyer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If on such date, two or more Reference Banks provide such offered quotations, LIBOR shall be the arithmetic mean of all such offered quotations (rounded to the nearest whole multiple of 1/100%). If on such date, fewer than two Reference Banks provide such offered quotations, LIBOR shall be the higher of (i) LIBOR as determined on the immediately preceding day that LIBOR is available and (ii) the Reserve Interest Rate.  With respect to each Transaction, on the related Purchase Date and for each day that such Transaction is outstanding, LIBOR shall be calculated as specified in the related Confirmation.

“LIBOR Rate” shall mean, as of any date of determination, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR
1 - Reserve Requirement

“LIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the LIBOR Rate.

“Loan Type” shall mean, with respect to any Purchased Loan, the applicable loan type listed in Schedule 1 to this Agreement.

“LTV” shall mean, with respect to any Eligible Loan or Loans, the ratio of the aggregate outstanding debt (which shall include such Eligible Loan and all debt senior to or pari passu with such Eligible Loan) secured, directly or indirectly, by the related Eligible Property or Properties, to the aggregate value of such Eligible Property or Properties as determined by Buyer in its sole good faith discretion.  For purposes of Buyer’s determination, (i) the value may be determined by reference to an Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any liens on the related Eligible Property or Properties.

“Manager” shall mean SPT Management, LLC, a Delaware limited liability company.

“Mandatory Repurchase” shall have the meaning given such term in Section 3(j).

“Mandatory Repurchase Date” shall have the meaning given such term in Section 3(j).

“Margin Deficit” shall have the meaning specified in Section 4 of this Agreement.

“Margin Percentage” shall mean, with respect to any Purchased Loan, the “Margin Maintenance Percentage” specified in Schedule 1 for the related Loan Type (or as otherwise specified in the applicable Confirmation).

“Market Value” shall mean, with respect to any Purchased Loan as of any relevant date, the market value of such Purchased Loan on such date, as determined by Buyer in its sole good faith discretion.

For purposes of Buyer’s determination, (i) the Market Value may be determined by reference to an Appraisal, discounted cash flow analysis or any other method selected by Buyer in its sole good faith discretion, (ii) any amounts or claims secured by the related Eligible Property or Properties ranking senior to or pari passu with the lien of the Purchased Loan may be deducted from the Market Value of the Purchased Loan, (iii) the Market Value of any Defaulted Loan shall be zero (unless Buyer otherwise specifies), (iv) Buyer may consider the representations and warranties set forth in Exhibit V (including a breach thereof), and exceptions thereto in its determination of the Market Value of the Purchased Loans (provided, however, that to the extent Seller notified Buyer in writing of any exceptions to the representations and warranties set forth on Exhibit V attached hereto prior to the Purchase Date with respect to a Purchased Loan, Buyer shall not base any subsequent reduction in the Market Value of such Purchased Loan, in whole or in part, on such exceptions) and (v) for the avoidance of doubt, Buyer may reduce Market Value for any actual or potential risks (including risk of delay) posed by any liens or claims on the related Eligible Property or Properties, other than Permitted Encumbrances.  Seller shall reasonably cooperate with Buyer in its determination of the Market Value of each Purchased Loan (including, without limitation, providing all information and documentation in the possession of Seller regarding such item of underlying collateral or otherwise required by Buyer).

“Material Adverse Effect” shall mean a material adverse effect on (i) the property, business, operations, financial condition, credit quality or prospects of Guarantor, Seller or any Intermediate Starwood Entity, (ii) the ability of the Guarantor or Seller to perform its obligations under any of the Transaction Documents to which it is party, (iii) the validity or enforceability of any the Transaction Documents, (iv) the rights and remedies of Buyer under any of the Transaction Documents, or (v) the aggregate value of the Purchased Loans.

“Monthly Statement” shall mean, for each calendar month during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, reconciliation in arrears of beginning balances, interest and principal paid to date and ending balances for each Purchased Loan, together with a certified written report describing (i) any developments or events with respect to such Purchased Loan that have occurred since the last Monthly Statement that are reasonably likely to have a Material Adverse Effect, (ii) any and all written modifications to any Purchased Loan Documents that have occurred since the last Monthly Statement, (iii) loan status, collection performance and any delinquency and loss experience with respect to any Purchased Loan, (iv) an update as to the expected disposition or sale of such Purchased Loans and (v) such other information as mutually agreed by Seller and Buyer, which report shall be delivered to Buyer for each calendar month during the term of this Agreement within ten (10) Business Days following the end of each such calendar month.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other instruments, creating a valid and enforceable first lien on or a first priority ownership interest in a Mortgaged Property.

“Mortgage Loan” shall mean a whole commercial mortgage loan secured by a Mortgage and evidenced and secured by the Mortgage Note and all other Mortgage Loan documents (including all related Servicing Rights).

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property or properties securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” shall mean the obligor on a Mortgage Note, the grantor of the related Mortgage and the owner of the related Mortgaged Property.

“Near Cash Liquidity” shall mean, with respect to Guarantor on any date, the market value of Near Cash Securities held by Guarantor and its direct or indirect subsidiaries, on a consolidated basis, as of such date.  Market value of Near Cash Securities shall be determined on a monthly basis by at least one independent third party financial institution reasonably acceptable to Buyer.

“Near Cash Securities” shall mean (i) CMBS having, at all times, a maturity or weighted average life of twelve (12) months or less, as determined by the applicable servicer, (ii) RMBS having a duration of twelve (12) months or less as determined by Tilden Park Capital Management (and, at Buyer’s request, the assumptions used in such determination shall be provided to Buyer for Buyer’s review), in each case, having a rating of Baa3 or BBB (or the equivalent) or higher by at least one Rating Agency (it being acknowledged that such securities may also have a lower rating from one or more Rating Agencies) or (iii) other public or privately placed securities approved by Buyer.

“Net Income” shall mean, with respect to any Person for any period, the consolidated net income for such period of such Person as reported in such Person’s financial statements prepared in accordance with GAAP.

“New Loan” shall mean an Eligible Loan that Seller proposes to sell to Buyer pursuant to a Transaction.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, the chief financial officer, the president, any vice president or the secretary of such Person.

“Originated Loan” shall mean any loan that is an Eligible Loan originated by Seller or an Affiliate of Seller.

“Permitted Encumbrances” shall mean, with respect to any Purchased Loans, collectively: (a) liens for real property taxes, ground rents, water charges, sewer rates and assessments not yet due and payable, (b) liens arising by operation of law such as materialmen, mechanics, carriers, workmen, repairmen and similar liens, arising in the ordinary course of business which are discharged by payment, bonding or otherwise or which are being contested in good faith by the Mortgagor in accordance with the related Purchased Loan Documents, (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, in the reasonable judgment of Seller, materially interferes with the current use of the related Mortgaged Property or the security intended to be provided by such Mortgage or with the underlying obligor’s ability to pay its obligations when they become due or the value of the related Mortgaged Property, (d) liens and encumbrances set forth in the Title Policy with respect to such Purchased Loan, (e) rights of existing or future tenants as tenants only, pursuant to leases, and (f) liens granted pursuant to or by the Transaction Documents.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan established or maintained during the five-year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five-year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Pre-Existing Loans” shall mean any loan that is an Eligible Loan and is not an Originated Loan.

“Preliminary Approval” shall have the meaning specified in Section 3(b) of this Agreement.

“Preliminary Due Diligence Package” shall mean, with respect to any New Loan, the following due diligence information, to the extent applicable, relating to such New Loan to be provided by Seller to Buyer pursuant to this Agreement:

(i)                                     Seller’s internal investment committee memorandum, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks and Underwriting Issues, anticipated exit strategies and all other characteristics of the proposed transaction that a prudent buyer would consider material;

(ii)                                  current rent roll, if applicable;

(iii)                               cash flow pro-forma, plus historical information, if available;

(iv)                              interest coverage ratios and Debt Yield Ratio;

(v)                                 loan-to-value ratio;

(vi)                              Seller’s or any Affiliate’s relationship with the underlying borrower or any affiliate;

(vii)                           material third party reports, to the extent available and applicable, including:

(a)                                  engineering and structural reports, each in form and prepared by consultants reasonably acceptable to Buyer;

(b)                                 current Appraisal;

(c)                                  Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow-up environmental report if recommended in Phase I, each in form and prepared by consultants reasonably acceptable to Buyer;

(d)                                 seismic reports, each in form and prepared by consultants reasonably acceptable to Buyer; and

(e)                                  operations and maintenance plan with respect to asbestos containing materials, each in form and prepared by consultants reasonably acceptable to Buyer;

(viii)                        copies of documents evidencing such New Loan, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, underlying borrower’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;

(xi)                                insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Eligible Property or Properties pursuant to Section 3(c)(iv) hereof (including evidence of terrorism insurance coverage and such other customary insurance coverage reasonably satisfactory to Buyer); and

(xii)                             analyses and reports with respect to such other matters concerning the New Loan as Buyer may in its reasonable discretion may require.

“Price Differential” shall mean, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the Repurchase Price thereof (excluding any amount attributable to Price Differential in the definition thereof), calculated on the basis of a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (such aggregate amount to be reduced by any amount of such Price Differential paid by Seller to Buyer, prior to such date, with respect to such Transaction).

“Pricing Rate” shall mean with respect to any Transaction and any date of determination, an annual rate equal to the LIBOR Rate on such date plus the Applicable Spread for the related Purchased Loan (subject to adjustment and/or conversion as provided in Sections 3(k), 3(l), 3(n) and 3(o) of this Agreement).

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received in respect thereof (including casualty or condemnation proceeds to the extent that such proceeds are not required under the underlying loan documents to be reserved, escrowed, readvanced or applied for the benefit of the Mortgagor or the related Mortgaged Property).  For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.

“Prohibited Person” shall mean any Person:

(i)                                     listed in the Annex to (the “Annex”), or otherwise subject to the provisions of, the Executive Order 13224 (the “Executive Order”) ;

(ii)                                  that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               with whom the Buyer is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)                              who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)                                 that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi)                              who is an Affiliate of a Person listed above.

“Purchase Date” shall mean, with respect to any Eligible Loan, the date on which such Eligible Loan is transferred by Seller to Buyer.

“Purchase Percentage” shall mean, with respect to any Purchased Loan, the “Purchase Percentage” specified in Schedule 1 for the related Loan Type (or as otherwise specified in the applicable Confirmation).

“Purchase Price” shall mean, with respect to any Purchased Loan, the price at which such Purchased Loan is transferred by Seller to Buyer on the applicable Purchase Date.  The Purchase Price as of any Purchase Date for any Purchased Loan of a particular Loan Type shall be an amount (expressed in dollars) equal to the lesser of (i) the product of (a) the Market Value of such Purchased Loan multiplied by (b) the Purchase Percentage for the related Loan Type and (ii) the par amount of such Purchased Loan.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b) of this Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Information” shall mean, with respect to each Purchased Loan, the information set forth in Schedule 2 attached hereto.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans, together with the Purchased Loan Information for each such loan attached to each Trust Receipt and Custodial Delivery Certificate.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loans sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer.

“Quarterly Report” shall mean, for each fiscal quarter during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, certified written report summarizing (with a separate cover sheet for each Purchased Loan or, in the case of a Purchased Loan secured (directly or indirectly) by a portfolio of Mortgaged Properties, a cover sheet for such portfolio on a consolidated basis), with respect to the Mortgaged Properties securing each Purchased Loan (or, in the case of a Purchased Loan secured (directly or indirectly) by a portfolio of Mortgaged Properties, such information on a consolidated basis), the net operating income, debt service coverage, occupancy, the revenues per room (for hospitality properties) and sales per square footage (for retail properties), in each case, to the extent received by Seller, and such other information as mutually agreed by Seller and Buyer, which report shall be delivered to Buyer for each fiscal quarter during the term of this Agreement within sixty (60) days following the end of each such fiscal quarter.

“Rating Agency” shall mean any of Fitch, Moody’s, Standard & Poor’s and DBRS.

“Reference Banks” shall mean any leading banks selected by Buyer which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market with an established place of business in London.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” shall mean a Person satisfying the conditions and limitations set forth in Section 756(b) and 856(c) of the Code which are necessary to qualify such Person as a “real estate investment trust,” as defined in Section 756(a) of the Code.

“Remittance Date” shall mean the tenth (10th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Repurchase Assets” shall have the meaning specified in Section 6(a).

“Repurchase Date” shall mean, with respect to any Purchased Loan, the date that is the earliest to occur of the following: (a) the Facility Termination Date, (b) 364 days following the Purchase Date of such Purchased Loan, (c) the date specified in the related Confirmation, or (d) if applicable, the related Mandatory Repurchase Date, Early Repurchase Date or Accelerated Repurchase Date.

“Repurchased Loan” shall mean any Purchased Loan that has been repurchased by Seller pursuant to the terms hereof.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; in each case, such price shall equal the sum of the Purchase Price of such Purchased Loan and the accrued and unpaid Price Differential with respect to such Purchased Loan as of the date of such determination, minus all Income and other cash actually received by Buyer in respect of such Purchased Loan and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Reserve Interest Rate” shall mean with respect to any LIBOR determination date, the rate per annum that Buyer determines to be either (i) the arithmetic mean (rounded to the nearest whole multiple of 1/100%) of the one-month or overnight U.S. dollar lending rates (as applicable) which New York City banks selected by Buyer are quoting on the relevant LIBOR determination date to the principal London offices of leading banks in the London interbank market or (ii) in the event that Buyer can determine no such arithmetic mean, the lowest one-month or overnight U.S. dollar lending rate (as applicable) which New York City banks selected by Buyer are quoting on such LIBOR determination date to leading European banks.

“Reserve Requirement” shall mean, with respect to any date of determination, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“RMBS” shall mean mortgage pass-through certificates or other securities issued pursuant to a securitization of residential mortgage loans.

“Scheduled Purchase Date” shall mean the date agreed between the parties or specified in the applicable Confirmation as the “Purchase Date” or the “Scheduled Purchase Date”.

“Seller” “ shall have the meaning specified in the introductory paragraph of this Agreement.

“Servicer” shall mean Manager, or an Affiliate thereof, as sub-servicer of the Purchased Loans, or such other servicer or sub-servicer as Buyer may appoint in its sole discretion in accordance with Section 22.

“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.

“Servicing Rights” means contractual, possessory or other rights of Seller and/or Servicer to administer or service any Purchased Loans (or to possess any Servicing Records relating thereto), including: (i) the rights to service the Purchased Loans; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Loans; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Servicing Transfer Date” shall mean, with respect to the Servicer, the date that is forty-five (45) days after the earlier of (i) the termination of Servicer as servicer of the Purchased Loans pursuant to Section 22 hereof, and (ii) the Purchase Date or any subsequent Remittance Date on which the Interim Servicing Period is extended as provided in Section 22.

“Significant Modification” shall mean (i) any material extension, amendment, waiver, termination, rescission, cancellation, release, subordination or other material modification to the terms of, or any collateral, guaranty or indemnity for, any Purchased Loan or Purchased Loan Document, or (ii) the foreclosure or exercise of any material remedies by the holder of any Purchased Loan or Purchased Loan

Document after the occurrence and during the continuance of an “Event of Default” as defined in the related Purchased Loan Documents.

“Special Purpose Entity” shall mean any corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Section 13.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, Inc., a division of the McGraw Hill Companies Inc.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supplemental Due Diligence Package” shall mean, with respect to any New Loan, information or deliveries concerning such New Loan that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation and a final debt service coverage ratio computation for such New Loan.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Mortgaged Property is located) survey of a Mortgaged Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Buyer and the company issuing the Title Policy for such Mortgaged Property.

“Table Funded Purchased Loan” shall mean a Purchased Loan which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, reasonably approved by Buyer, for disbursement in connection with such origination or acquisition.  A Purchased Loan shall cease to be a Table Funded Purchased Loan after the Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Loan File therefor.

“Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, (a) all amounts that would be included under capital or shareholders’ equity (or like caption) on the balance sheet of such Person at such date, determined in accordance with GAAP as of such date, less (b)(i) amounts owing to such Person from Affiliates or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) intangible assets of such Person (other than Hedging Transactions specifically related to the Purchased Loans) and (iii) prepaid taxes and/or expenses, all on or as of such date.

“Title Policy” shall have the meaning specified in paragraph 4 of Exhibit V.

“Total Assets” shall mean, with respect to any Person and any date of determination, an amount equal to the aggregate book value of all assets owned by such Person on a consolidated basis and the proportionate share of assets owned by non-consolidated Subsidiaries of such Person, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets (other than Hedging Transactions specifically related to the Purchased Loans), and (c) prepaid taxes and expenses, all on or as of such date.

“Total Indebtedness” shall mean, with respect to any Person, as of any date of determination, the aggregate Indebtedness of such Person plus the proportionate share of all Indebtedness of all non-consolidated Subsidiaries of such Person as of such date.

“Transaction” shall have the meaning specified in Section 1(a) of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(e) of this Agreement.

“Transaction Costs” shall mean, with respect to any Purchased Loan, all actual out-of-pocket costs and expenses paid or incurred by Buyer and payable by Seller relating to the purchase of such Purchased Loan (including legal fees and other fees described in Section 20(b) of this Agreement).  Transaction Costs shall not include costs incurred by Buyer for overhead and general administrative expenses.

“Transaction Documents” shall mean, collectively, this Agreement, the Blocked Account Agreement, the Custodial Agreement, the Fee Letter, the Guaranty, all Transfer Documents, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Loan to Buyer in accordance herewith).

“Transfer Documents” shall mean, with respect to any Purchased Loan, all applicable documents described in Section 7(b) of this Agreement necessary to transfer all of Seller’s right, title and interest in such Purchased Loan to Buyer in accordance with the terms of this Agreement.

“Transfer Event” shall have the meaning given such term in Section 17(b).

“Trust Receipt” shall mean a trust receipt issued by the Custodian or the Bailee, as applicable, to Buyer confirming the Bailee’s or the Custodian’s, as applicable, possession of certain Purchased Loan Files that are the property of and held by the Bailee or the Custodian, as applicable, on behalf of Buyer (or any other holder of such trust receipt) in the form required under the Custodial Agreement or the Bailee Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Underwriting Issues” shall mean, with respect to any New Loan, all material information of which Seller has knowledge that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence by a reasonable institutional mortgage loan buyer in determining whether to originate or acquire such New Loan under the circumstances, would, in the context of the totality of the Transaction in question, be considered a materially “negative” factor (either separately or in the aggregate with other information relating to such New Loan), including, but not limited to, whether, to Seller’s Knowledge, such New Loan was repurchased from any warehouse loan facility or a repurchase transaction due to the breach of a representation and warranty or a material defect in loan documentation or closing deliveries (such as any absence of any material Purchased Loan Document(s)).

3.                                      INITIATION; CONFIRMATION; TERMINATION; FEES

(a)                                  Seller may, from time to time, prior to the Facility Termination Date, request that Buyer enter into a Transaction with respect to one or more New Loans.  Seller shall initiate each request by submitting a Preliminary Due Diligence Package for Buyer’s review and approval in Buyer’s sole discretion.  Notwithstanding anything to the contrary herein, Buyer shall have no obligation to consider for purchase any New Loan if, immediately after the purchase of such New Loan, the Aggregate Repurchase Price (including the proposed Purchase Price of such New Loan) would exceed the Facility Amount.  Buyer and its representatives shall have the right to review all New Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such New Loans as Buyer determines is reasonably necessary in Buyer’s sole discretion.  Seller agrees to reimburse Buyer promptly for its Diligence Fees upon request for payment or reimbursement thereof.  Notwithstanding any provision to the contrary herein or any other Transaction Document, Buyer shall be entitled to make a determination, in its sole discretion, whether a New Loan qualifies as an Eligible Loan or whether to reject any New Loan proposed to be sold to Buyer by Seller.

(b)                                 Upon Buyer’s receipt of a Preliminary Due Diligence Package with respect to a New Loan, Buyer shall have the right to request a Supplemental Due Diligence Package to evaluate such New Loan.  Upon Buyer’s receipt of such Supplemental Due Diligence Package or Buyer’s waiver thereof, Buyer shall, within three (3) Business Days, either (i) notify Seller of Buyer’s intent to proceed with the Transaction and of its determination with respect to the Purchase Price and the Market Value for the related New Loan (such notice, a “Preliminary Approval”) or (ii) deny, in Buyer’s sole discretion, Seller’s request for the applicable Transaction.  Buyer’s failure to respond to Seller within three (3) Business Days, as applicable, shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Buyer and Seller have agreed otherwise in writing.

(c)                                  Upon Seller’s receipt of Buyer’s Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Loan upon the terms set forth by Buyer in its Preliminary Approval, deliver the documents set forth below in this Section 3(c) with respect to each New Loan and related Eligible Property or Properties (to the extent not already delivered in the Preliminary Due Diligence Package or in the Supplemental Due Diligence Package) as a condition precedent to Buyer’s Final Approval and issuance of a Confirmation, all in a manner and/or form satisfactory to Buyer in its sole discretion (unless otherwise expressly provided below) and pursuant to documentation satisfactory to Buyer in its sole discretion:

(i)                                     Delivery of Purchased Loan Documents.  Seller shall deliver to Buyer:  (A) with respect to any New Loan that is a Pre-Existing Loan, copies of the Purchased Loan Documents, except for such Purchased Loan Documents that were not in Seller’s possession; and (B) with respect to any New Loan that is an Originated Loan, drafts of the Purchased Loan Documents.

(ii)                                  Environmental and Engineering.  Buyer shall have received a “Phase I” (and, if recommended by the Phase I, a “Phase II”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer and an environmental consultant, approved by Buyer in its reasonable discretion.

(iii)                               Appraisal.  If obtained by Seller, Buyer shall have received either an Appraisal or a Draft Appraisal of the related Eligible Property or Properties.  If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall use its best efforts to deliver an Appraisal on or before thirty (30) days after the Purchase Date.

(iv)                              Insurance.  Buyer shall have received certificates or other evidence of insurance detailing insurance coverage in respect of the related Eligible Property or Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Loan Documents and otherwise reasonably satisfactory to Buyer.  Such certificates or other evidence shall indicate that Seller (or as to a New Loan that is a participation interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Loan Documents.

(v)                                 Opinions of Counsel.  Buyer shall have received copies of all legal opinions with respect to the New Loan (which shall include a non-consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Buyer; provided that Seller may deliver drafts of such opinions if such New Loan is being originated concurrently with the transfer to Buyer and shall deliver final, executed copies of such legal opinions on the Purchase Date of such New Loan.

(vi)                              Title Policy.  Seller shall have delivered to Buyer (1) an unconditional commitment from the title company to issue a Title Policy or Policies in favor of Seller and Seller’s successors and/or assigns with respect to each Mortgage securing such New Loan with an amount of insurance that shall be not less than the principal balance of such New Loan or (2) an endorsement or confirmatory letter from the existing title company to an existing Title Policy (in an amount not less than the principal balance of such New Loan) in favor of Seller and Seller’s successors and/or assigns that adds such parties as an additional insured.

(vii)                           Additional Real Estate Matters.  To the extent obtained by Seller, Seller shall have delivered to Buyer such other real estate related certificates and documentation as may have been reasonably requested by Buyer, such as:  (a) certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Property or Properties are in material compliance (or in legal non-compliance) with all applicable zoning laws issued by the appropriate Governmental Authority, a zoning report in form prepared by a consultant reasonably acceptable to Buyer evidencing such material compliance (or legal non-compliance), or evidence that the related Title Policy includes a zoning endorsement; and (b) abstracts of all material leases in effect at the Mortgaged Property delivered in connection with the New Loan.

(viii)                        Exception Report.  Seller shall have delivered to Buyer a report of any exceptions to the representations and warranties in Exhibit V attached hereto (an “Exception Report”).

(ix)                                Other Documents.  Buyer shall have received such other documents as Buyer shall reasonably deem to be necessary.

Within three (3) Business Days of Seller’s delivery of the documents and materials contemplated in clauses (i) through (viii) above, Buyer shall in its sole discretion either (A) notify Seller that Buyer has not approved the New Loan or (B) notify Seller that Buyer agrees to purchase the New Loan, subject to satisfaction (or waiver by Buyer) of the Transaction Conditions Precedent upon the terms set forth in the Preliminary Approval (or, if Buyer intends to enter into the Transaction on terms different than those set forth in the Preliminary Approval, Buyer shall set forth such new terms in Buyer’s notice to Seller pursuant to this clause (B)) (a “Final Approval”) set forth in Section 3(e) below.  Buyer’s failure to respond to Seller within three (3) Business Days shall be deemed to be a denial of Seller’s request that Buyer purchase the New Loan, unless Buyer and Seller have agreed otherwise in writing.

(d)                                 Within two (2) Business Days after Seller’s request therefor, delivered after Seller has received a Final Approval from Buyer pursuant to Section 3(c) above with respect to a proposed Transaction and setting forth the proposed Purchase Date for such proposed Transaction, Buyer shall deliver to Seller a written confirmation of such Final Approval of such proposed Transaction including such proposed Purchase Date in the form of Exhibit I attached hereto (a “Confirmation”); provided that, unless otherwise agreed by Seller, Buyer shall deliver a separate Confirmation with respect to each New Loan that will be the subject of a Transaction.  Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.

(e)                                  Provided that each of the Transaction Conditions Precedent set forth in this Section 3(e) have been satisfied (or waived by Buyer in its sole discretion), and subject to Seller’s rights under Section 3(f), Buyer shall transfer the Purchase Price to Seller with respect to each New Loan for which it has issued a Confirmation on the Purchase Date specified in such Confirmation, and the related New Loan shall be concurrently transferred by Seller to Buyer or its nominee.  For purposes of this Section 3(e), the “Transaction Conditions Precedent” shall be satisfied with respect to any proposed Transaction if:

(1)                                  no Default, Event of Default or Margin Deficit shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(2)                                  Guarantor shall have delivered to Buyer a true and accurate Financial Covenant Compliance Certificate with respect to Guarantor’s most recently ended fiscal quarter;

(3)                                  Seller shall have delivered to Buyer an Officer’s Certificate of Seller certifying that the representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the Purchase Date for such Transaction (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to issuance of the Confirmation by Buyer).  If requested by Buyer, Seller shall also deliver an Officer’s Certificate of Seller covering such matters as Buyer may reasonably request with respect to matters relating to this Agreement or the other Transaction Documents;

(4)                                  Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement that the New Loan proposed to be sold to Buyer by Seller in such Transaction is an Eligible Loan and (B) obtained internal credit approval for the inclusion of such New Loan as a Purchased Loan in a Transaction, each of which shall be deemed satisfied upon Buyer’s delivery to Seller of a Final Approval with respect to such Transaction pursuant to Section 3(c) above;

(5)                                  the applicable Purchased Loan File described in Section 7(b) of this Agreement shall have been delivered to Custodian or Bailee, and Buyer shall have received a Trust Receipt from Custodian or Bailee with respect to such Purchased Loan File;

(6)                                  Seller shall have delivered to each Mortgagor or obligor or related servicer or lead lender under any Purchased Loan a direction letter in accordance with Section 5(a) of this

Agreement unless such Mortgagor or obligor or related servicer or lead lender is already remitting payments to the Servicer whereupon Seller shall direct the Servicer to remit all such amounts into the Blocked Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;

(7)                                  Seller shall have paid to Buyer (i) any fees then due and payable under the Fee Letter and (ii) any unpaid Diligence Fees and Transaction Costs in respect of such Purchased Loan (which amounts, at Seller’s option, may be held back from funds remitted to Seller by Buyer on the Purchase Date);

(8)                                  such Purchased Loan shall not be a Delinquent Loan or a Defaulted Loan;

(9)                                  Buyer shall have received true and complete copies of fully executed originals of all Transfer Documents;

(10)                            in Buyer’s good faith judgment, no event shall have occurred or circumstance shall exist that has a Material Adverse Effect;

(11)                            in Buyer’s good faith judgment, there shall not have occurred

(i) (a) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (b) a general suspension of trading on major stock exchanges, or (c) a disruption in or moratorium on commercial banking activities or securities settlement services; or

(ii) (a) an event or events in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans, or (b) an event or events shall have occurred resulting in the Buyer not being able to finance Eligible Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events.

(12)                            no Cross-Termination Event shall have occurred and be continuing.

(f)                                    Each Confirmation, together with this Agreement, shall be conclusive evidence (absent manifest error) of the terms of the Transaction covered thereby unless objected to in writing by Seller no more than three (3) Business Days after the date such Confirmation is received by Seller.  An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than three (3) Business Days after such Confirmation is received by Seller.  Buyer, in its good faith discretion, may issue another Confirmation addressing Seller’s objections or may elect not to proceed with the proposed Transaction.

(g)                                 Seller shall be entitled to terminate a Transaction on demand, and repurchase the related Purchased Loans on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i)                                     no Event of Default shall be continuing or would occur or result from such early repurchase;

(ii)                                  Seller notifies Buyer in writing, no later than five (5) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Loan; and

(iii)                               Seller shall pay to Buyer on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, all Costs and any other amounts payable by Seller and outstanding under this Agreement (including, without limitation, Sections 3(m), 3(n) and 3(o) of this Agreement, if any) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Loan.

(h)                                 On the Repurchase Date (or the Early Repurchase Date, as applicable), termination of the applicable Transactions will be effected by transfer to Seller or, if requested by Seller, its designee, of the related Purchased Loans, and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer of the Repurchase Price, all Costs and any other amounts payable by Seller and outstanding under this Agreement (including without limitation, Sections 3(m), 3(n) and 3(o) of this Agreement, if any) to an account of Buyer.

(i)                                     So long as Event of Default has occurred and is then continuing, the Repurchase Price with respect to one or more Purchased Loans may be paid in part at any time upon two (2) Business Days prior written notice from Seller to Buyer; provided, however, that any such payment shall be accompanied by an amount representing accrued Price Differential with respect to such Purchased Loan(s) on the amount of such payment and all other amounts then due under the Transaction Documents.  Each partial payment of the Repurchase Price that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be in an amount of not less than One Hundred Thousand Dollars ($100,000).

(j)                                     Not later than thirty (30) days after receipt of written notice from Buyer (a “Mandatory Repurchase Date”) that any Purchased Loan is not eligible for inclusion in a CMBS securitization, which notice shall describe in reasonable detail the reason for such ineligibility, whether by reason of failure to satisfy legal or REMIC requirements or a Rating Agency or “B-piece” buyer determination (a “Kick-Out Loan”), Seller shall repurchase the applicable Purchased Loan at the Repurchase Price therefor (a “Mandatory Repurchase”).  The Purchase Percentage of a Kick Out Loan shall be subject to reduction as set forth in Schedule I.

(k)                                  If Buyer shall have reasonably determined (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, then Buyer shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter.  If such notice is given, the Pricing Rate with respect to the Transaction until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the sum of (i) the Federal Funds Rate, plus (ii) 0.25% plus (iii) the Applicable Spread (the “Alternative Rate”).

(l)                                     Notwithstanding any other provision herein, if, after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect LIBOR Transactions as contemplated by the Transaction Documents, (i) the commitment of Buyer hereunder to enter into new LIBOR Transactions and to continue LIBOR Transactions as such shall forthwith be canceled, and (ii) the LIBOR Transactions then outstanding shall be converted automatically to Alternative Rate Transactions.

(m)                               Upon demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any indirect or consequential damages including, without limitation, lost profit or opportunity) (including, without limitation, reasonable attorneys’ fees and disbursements) that Buyer actually sustains or incurs as a consequence of (i) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(g) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date (including, without limitation, any such loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from fees payable to terminate the deposits from which such funds were obtained, provided that Seller shall not be obligated to reimburse Buyer for the incremental cost of reemploying funds or terminating deposits that arise solely as a result of Buyer’s depositing funds or employing funds at a rate calculated other than by reference to LIBOR) or (iii) Seller’s failure to sell Eligible Loans to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has issued a Confirmation to purchase such Eligible Loans in accordance with the provisions of this Agreement.  Buyer shall promptly deliver a certificate to Seller certifying such actual, out-of-pocket losses or expenses and setting forth the calculations therefor, which certificate shall be prima facie evidence of the information set forth therein.

(n)                                 If (A) the Transactions are characterized by a U.S. Federal, state or local taxing authority in a manner other than as described in Section 23 of this Agreement, or (B) after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i)                                     shall subject Buyer to any tax of any kind whatsoever with respect to the Transaction Documents, any Purchased Loan or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof (except for income, franchise and similar taxes and any changes in the rate of tax on Buyer’s overall net income);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)                               shall impose on Buyer any other condition due to this Agreement or the Transactions;

and the result of any of the foregoing is to increase the cost to Buyer of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall pay Buyer, within ten (10) Business Days after written demand therefor is received by Seller, any additional amounts necessary to compensate Buyer for such increased cost payable or reduced amount receivable.  If Buyer becomes aware that it is entitled to claim any additional amounts pursuant to this Section 3(n), it shall notify Seller in writing within ten (10) Business Days of the event by reason of which it has become so entitled.  A certificate as to the calculation of any additional amounts payable pursuant to this Section 3(n) shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

(o)                                 If Buyer shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding reserve, special deposit or similar requirements relating to extensions of credit or other assets of Buyer or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding such requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to such requirements) by an amount deemed by Buyer to be material, then from time to time, within five (5) Business Days after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.  A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Loans.

(p)                                 If any of the events described in Section 3(k), Section 3(l), Section 3(n) or Section 3(o) result in Buyer’s election to use the Alternative Rate or Buyer’s request for additional amounts, then Seller shall have the option to notify Buyer in writing of its intent to terminate all of the Transactions and repurchase all of the Purchased Loans no later than five (5) Business Day after such notice is given to Buyer, and such repurchase by Seller shall be conducted pursuant to and in accordance with Section 3(g).  The election by Seller to terminate the Transactions in accordance with this Section 3(p) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Loans.

(q)                                 From and after the Facility Termination Date, Buyer shall have no further obligation to purchase any New Loans.  On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Loans and transfer payment of the Repurchase Price for each such Purchased Loan, together with the accrued and unpaid Price Differential and all Costs and other amounts due and payable to Buyer hereunder.  Following the Facility Termination Date, Buyer shall not be obligated to transfer any Purchased Loans to Seller until payment in full to Buyer of all amounts due hereunder.

4.                                      MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS

Buyer may determine and re-determine the Asset Base and/or Asset Margin on any Business Day and on as many Business Days as it may elect.  If at any such time the Aggregate Repurchase Price of the Purchased Loans is greater than the Asset Margin as determined by Buyer in its sole good faith discretion and notified to Seller on any Business Day (a “Margin Deficit”), then Seller shall, no later than the second (2nd) Business Day after receipt of such notice, either deliver to Buyer (i) cash or (ii) additional collateral acceptable to Buyer in its sole and absolute discretion (including, without limitation, Eligible Loans pursuant to the terms of this Agreement), in each case in an amount sufficient to reduce the Aggregate Repurchase Price to an amount equal to the Asset Base as re-determined by Buyer after giving effect to the delivery of cash or additional collateral by Seller to Buyer pursuant to this Section 4.  Any cash delivered to Buyer pursuant to this Section 4 shall be applied by Buyer to reduce the Repurchase Price of each Purchased Loan on a pro rata basis.

5.                                      INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a)                                  On or before the date hereof, Seller, Servicer and Buyer shall establish and maintain with the Depository Bank a deposit account in the name of Seller and under the sole control of Buyer with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”).  Seller shall cause all Income with respect to the Purchased Loans or cash delivered under Section 4 to be deposited in the Blocked Account.  In furtherance of the foregoing, Servicer agrees to remit to the Blocked Account all Income received in respect of the Purchased Loans within one (1) Business Day of receipt.  All Income in respect of the Purchased Loans, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Blocked Account.

(b)                                 Unless an Event of Default shall have occurred and be continuing, on each Remittance Date, all Income on deposit in the Blocked Account in respect of the Purchased Loans and the associated Hedging Transactions shall be applied as follows:

(i)                                     first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;

(ii)                                  second, to Buyer, all Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii)                               third, if a Principal Payment in respect of any Purchased Loan has been made during such Collection Period, to Buyer, an amount equal to the greater of (i) the product of the amount of such Principal Payment multiplied by the applicable Purchase Percentage and (ii) such greater amount, such that after giving effect to such payment of the applicable Repurchase Price, the Aggregate Repurchase Price of the Purchased Loans is equal to the Asset Base, as determined by Buyer after giving effect to such payment; and

(iv)                              fourth, to Seller the remainder, if any.

If, on any Remittance Date, the amounts deposited in the Blocked Account shall be insufficient to make the payments required under clauses (i) through (iii) of this Section 5(b), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder.

(c)                                  If an Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Purchased Loans and the associated Hedging Transactions shall be applied on the Business Day next following the Business Day on which such funds are deposited in the Blocked Account as follows:

(i)                                     first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Business Day;

(ii)                                  second, to Buyer, all Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii)                               third, to Buyer, an amount equal to the Aggregate Repurchase Price of the Purchased Loans, until the Aggregate Repurchase Price for all of the Purchased Loans has been reduced to zero; and

(iv)                              fourth, to Seller the remainder, if any.

(d)                                 If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Loan or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 5, and for any reason such amount is required to be returned by Buyer to an obligor under such Purchased Loan (either before or after the Repurchase Date), Buyer may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Buyer by 11:00 a.m., New York time, on the Business Day following Seller’s receipt of such notice.

(e)                                  Subject to the other provisions hereof, Seller shall be responsible for all Costs in respect of any Purchased Loans to the extent it would be so obligated if the Purchased Loans had not been sold to Buyer.  Buyer shall provide Seller with notice of any Costs promptly upon receiving such notice, and Seller shall pay the amount of any Costs to Buyer by 11:00 a.m., New York time, on the later of (i) five (5) Business Days after the date on which Buyer has informed Seller that such amount is due under the Purchased Loan Documents and (ii) three (3) Business Days following Seller’s receipt of such notice.

6.                                      CAUTIONARY SECURITY INTEREST

(a)                                  Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Loans for all purposes (other than for U.S. Federal, state and local income or franchise tax purposes) and not loans from Buyer to Seller secured by the Purchased Loans.  However, in the event that any Transaction is deemed to be a loan,  subject to the terms and conditions of this Agreement, Seller hereby pledges to Buyer as security for the performance by Seller of its obligations under the Transactions and the Transaction Documents and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to (i) all of the Purchased Loans (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Loans) and related Servicing Rights, (ii) the Blocked Account and all amounts and property from time to time on deposit therein, (iii) all Income from the Purchased Loans, (iv) all insurance policies and insurance proceeds relating to any Purchased Loan or the related Eligible Property, (v) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing, (vi) all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing, and (viii) any other property, rights, title or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Loan Schedule or exception report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

(b)                                 With respect to the security interest in the Repurchase Assets granted in Section 6(a) hereof, and with respect to the security interests granted in Section 6(c), Buyer shall have all of the rights and, upon the occurrence and during the continuance of an Event of Default, may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents.  In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase Assets and as a UCC filing with respect to the security interests granted in Section 6(c) one or more UCC financing statements in form satisfactory to Buyer (to be filed in the filing office indicated therein), in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer (including under Section 22 of this Agreement) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (including, without limitation, by causing to be filed any amendments necessary to add or delete Repurchase Assets covered by the financing statement to reflect the purchase and repurchase of Purchased Loans) (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be reasonably necessary or as may be reasonably requested by Buyer with respect to the perfection and priority of the outright transfer of the Purchased Loans and the security interest granted hereunder in the Repurchase Assets and the rights and remedies of Buyer with respect to the Repurchase

Assets (including under Section 22 of this Agreement) (including the payments of any fees and taxes required in connection with the execution and delivery of this Agreement).

(c)                                  Seller hereby pledges to Buyer, as security for the performance by Seller of its obligations under all Transactions, Seller’s rights under all Hedging Transactions relating to Purchased Loans entered into by Seller and all proceeds thereof.  Seller shall take all action as is necessary or desirable to obtain consent to assignment of any such Hedging Transaction to Buyer and shall use reasonable efforts to cause the counterparty under each such Hedging Transaction to enter into such document or instrument reasonably satisfactory to Buyer, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Buyer to redirect payments under such Hedging Transaction as Buyer may direct.  So long as no Event of Default shall be continuing, Buyer agrees that it will not redirect payments under any Hedging Transaction pledged to Buyer pursuant to the terms of this Section 6(c).

(d)                                 Notwithstanding that Servicer has no rights to the Servicing Rights relating to any Purchased Loans or any appurtenant rights, to the extent that a court determines that Servicer has rights with respect to any such Servicing Rights and appurtenant rights, and as security for the performance by Servicer of its obligations under the Transaction Documents, Servicer hereby grants and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the following property: (i) the Servicing Rights related to the Purchased Loans; (ii) all rights of Servicer to receive from any third party or to take delivery of any servicing of the Purchased Loans; (iii) all rights of Servicer to receive from any third party or to take delivery of all related Servicing Records and all other documents which constitute a part of the related Purchased Loan Files; (iv) all rights of Servicer to recover from any third party or to take delivery of any of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created; and (v) all replacements, substitutions or distributions on or proceeds, payments or profits of any and all of the foregoing.

(e)                                  In connection with the repurchase by Seller of any Purchased Loan in accordance herewith, upon receipt of the Repurchase Price by Buyer, Buyer will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary and requested by Seller to reconvey such Purchased Loan and any Income related thereto to Seller and to evidence the termination of Buyer’s security interest therein including, without limitation, UCC termination statements.

7.                                      PAYMENT, TRANSFER AND CUSTODY

(a)                                  Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Loans and all rights thereunder shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction.  On the Purchase Date for the first Transaction, Buyer will provide Seller with a power of attorney, substantially in the form attached as Exhibit IV-2 hereto, allowing Seller to administer, operate and service such Purchased Loans.  Provided that no Event of Default shall have occurred and be continuing, the power of attorney shall be binding upon Buyer and Buyer’s successors and assigns.

(b)                                 With respect to each Table Funded Purchased Loan, Seller shall cause the Bailee to deliver to the Buyer by no later than 1:00 p.m. (New York time), on the Purchase Date, by facsimile a true and complete copy of the related promissory note, the Insured Closing Letter and Escrow Instructions, if any, and the executed Bailee Agreement.  In connection with the sale of each Purchased Loan, not later than 1:00 p.m. (New York time), two (2) Business Days prior to the related Purchase Date (or with respect to a Table Funded Purchased Loan not later than 1:00 p.m. (New York time) on the third (3rd) Business Day following the applicable Purchase Date), Seller shall deliver or cause Bailee to deliver (with a copy to Buyer) and release to the Custodian (together with the Custodial Delivery Certificate ), and shall cause the Custodian to deliver a Trust Receipt on the Purchase Date (or in the case of a Table Funded Purchased Loan, not later than two (2) Business Days following the receipt by the Custodian) confirming the receipt of the following original (or where indicated, copied) documents, to the extent applicable (collectively, the “Purchased Loan File”), pertaining to each of the Purchased Loans identified in the Custodial Delivery Certificate delivered therewith:

(i)                                     With respect to each Purchased Loan that is a Mortgage Loan, the following documents, as applicable and subject to clause (ii) below:

(A)  The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of                    without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form:  “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Mortgage Note attached thereto.

(B)  The original or a copy of the loan agreement and the guarantee, if any, executed in connection with the Purchased Loan.

(C)  The original Mortgage with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of Seller or certification of Bailee certifying that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(D)  The originals of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an Officer’s Certificate of Seller or certification of Bailee certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(E)  The original Assignment of Mortgage in blank for each Purchased Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form:  “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”).

(F)  The originals of all intervening assignments of mortgage (if any) with evidence of recording thereon, or copies thereof together with an Officer’s Certificate of Seller or certification of Bailee certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(G)  The original Title Policy or, if the original Title Policy has not been issued, the original irrevocable marked commitment to issue the same.

(H)  The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Purchased Loan.

(I)  The original Assignment of Leases, if any, with evidence of recording thereon, or a copy thereof together with an Officer’s Certificate of Seller or certification of Bailee, certifying that such copy represents a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(J)  The originals of all intervening assignments of assignment of leases and rents, if any, or copies thereof, with evidence of recording thereon, or copies thereof together with an Officer’s Certificate of Seller or certification of Bailee certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(K)  A copy of the UCC financing statements, certified as true and correct by Seller, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof together with evidence that such UCC financing or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions.

(L)  The original environmental indemnity agreement or similar guaranty or indemnity, whether stand-alone or incorporated into the applicable loan documents (if any).

(M)  The original omnibus assignment in blank or such other documents necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Loan (if any).

(N)  Mortgagor’s certificate or title affidavit (if any).

(O)  A Survey of the Mortgaged Property (if any) as accepted by the title company for issuance of the Title Policy.

(P)  A copy of the Mortgagor’s opinions of counsel.

(Q)  An assignment of any management agreements, permits, contracts and other material agreements (if any).

(R)  The original or a copy of the intercreditor or co-lender agreement (if any) executed in connection with the Purchased Loan to the extent the subject borrower, or an affiliate thereof, has encumbered its assets with senior, junior or similar financing, whether mortgage financing or mezzanine loan financing.

(S)  Copies of all documents relating to the formation and organization of the related obligor under such Purchased Loan, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Loan.

(T)  All other material documents and instruments evidencing, guaranteeing, securing or modifying such Purchased Loan, executed and delivered in connection with, or otherwise relating to, such Purchased Loan, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

(ii)                                 If Seller cannot deliver, or cause to be delivered, any of the original documents and/or instruments required to be delivered as originals under the provisions above, Seller shall deliver a photocopy thereof and, unless waived by Buyer, an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original.  Seller shall then, (1) use its best efforts to obtain and deliver the original document within 180 days after the related Purchase Date (or such longer period after the related Purchase Date to which Buyer may consent in its sole good faith discretion, so long as Seller is, as certified in writing to Buyer not less frequently than monthly, using its best efforts to obtain the original), (2) after the expiration of such best efforts period, deliver to Buyer a certification that states, despite Seller’s best efforts, Seller was unable to obtain such original document and (3) thereafter have no further obligation to deliver the related original document.

(c)                                  From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents on behalf of Buyer and as Buyer shall request from time to time.  With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation.  Seller shall deliver such original documents to the Custodian promptly when they are received.  With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit IV-1 attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to, during the continuance of an Event of Default, (i) complete and record any Assignment of Mortgage, (ii) complete the endorsement of any Mortgage Note and (iii) take such other steps as may be necessary or desirable to enforce Buyer’s rights against any Purchased Loans and the related Purchased Loan Files and the Servicing Records.  Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or cause the Purchased Loan Files to be deposited directly, with the Custodian to be held by the Custodian on behalf of Buyer.  The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement.  Any Purchased Loan Files not delivered to Buyer or its designee (including the Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof.  Seller or its designee shall maintain a copy of the Purchased Loan File and any originals of the Purchased Loan File not delivered to Buyer or its designee.  The possession of the Purchased Loan File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only.  The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Loan to Buyer.  Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the

Purchased Loans or is in connection with a repurchase of any Purchased Loan by Seller or is pursuant to the order of a court of competent jurisdiction.

(d)                                 Unless an Event of Default shall have occurred and be continuing, Seller shall exercise all voting, consent, corporate and decision-making rights with respect to the Purchased Loans, provided that Seller shall not effectuate any Significant Modification of any Purchased Loan without Buyer’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer agrees to use commercially reasonable efforts to respond to any requests for consent by Seller pursuant to this Section 7(d) in an expeditious manner.  Upon the occurrence and during the continuation of an Event of Default, Buyer shall be entitled to exercise all voting, consent, corporate, and decision-making rights with respect to the Purchased Loans without regard to Seller’s instructions.

(e)                                  On the date of this Agreement, Buyer shall have received all of the following items and documents, each of which shall be satisfactory to Buyer in form and substance:

(i)                                     Transaction Documents.

(A)  this Agreement, duly executed and delivered by Seller, Buyer and Servicer;

(B)  the Custodial Agreement, duly executed and delivered by Seller, Buyer and Custodian;

(C)  the Blocked Account Agreement, duly executed and delivered by Seller, Buyer, Servicer and Depository Bank;

(D)  the Fee Letter, duly executed and delivered by Seller and Buyer; and

(E)  the Guaranty, duly executed and delivered by Guarantor.

(ii)                                  Organizational Documents. Certified copies of the organizational documents of the Seller and the Guarantor and resolutions or other documents evidencing the authority of Seller and the Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller and/or Guarantor from time to time in connection with the Transaction Documents (and Buyer may conclusively rely on such certifications until it receives notice in writing from Seller or Guarantor, as the case may be, to the contrary);

(iii)                               Legal Opinion.  Opinions of counsel to Seller, the Guarantor and the Servicer in form and substance satisfactory to Buyer as to authority, enforceability of the Transaction Documents to which it is a party, perfection, bankruptcy safe harbors, the Investment Company Act and such other matters as may be requested by Buyer; and

(iv)                              Other Documents.  Such other documents as Buyer may reasonably request.

8.                                      CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED LOANS

(a)                                  Subject to the terms and conditions of this Agreement, title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and, subject to the terms and conditions of this Agreement, Buyer shall have free and unrestricted use of its interest in the Purchased Loans in accordance with the terms and conditions of the Purchased Loan Documents.  Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging, at Buyer’s expense, in repurchase transactions with the Purchased Loans with Persons in conformity with the terms and conditions of the Purchased Loan Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating all or a portion of its interest in the Purchased Loans to Persons in conformity with the terms and conditions of the Purchased Loan Documents, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b)                                 Subject to the terms and conditions of this Agreement, any documents delivered to the Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.

9.                                      RESERVED

10.                               REPRESENTATIONS

(a)                                  Seller represents and warrants to Buyer that as of the Purchase Date and as of the date of this Agreement and at all times while this Agreement and any Transaction thereunder is in effect:

(i)                                     Organization.  Seller is duly organized, validly existing and in good standing under the laws and regulations of the state of Seller’s organization and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business.  Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii)                                  Due Execution; Enforceability.  The Transaction Documents have been duly executed and delivered by Seller, for good and valuable consideration.  The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii)                               Non-Contravention; Consents.  Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (x) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, (y) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (z) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, material contract or other material agreement to which Seller is a party or by which Seller may be bound.  Seller has all necessary licenses, permits and other consents from Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents.

(iv)                              Litigation; Requirements of Law.  There is no action, suit, proceeding, investigation, or arbitration pending or, to the best Knowledge of Seller, threatened against Seller or any of its assets which may result in any Material Adverse Effect, or which may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents.  Seller is in compliance in all material respects with all Requirements of Law.  Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v)                                 No Broker.  Seller has not dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of the Purchased Loans pursuant to any Transaction Documents.

(vi)                              Good Title to Purchased Loans.  Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Buyer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and are not subject to any rights of set-off, any prior sale, transfer, assignment, or participation by Seller or any agreement by Seller to assign, convey, transfer or participate in such Purchased Loans, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Loans to Buyer, and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans (other than for U.S. Federal, state and local income and franchise tax purposes) free of any adverse claim, subject to Seller’s rights pursuant to this Agreement.  In the event that the related Transaction is recharacterized as a secured financing of the Purchased Loans and with respect to the security interests granted in Sections 6(a) and 6(c), the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Sections 6(a) and the other collateral specified in Section 6(c), and Buyer shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral to the extent that a security interest in the Repurchase Assets and such collateral can be perfected under the UCC by the filing of UCC financing statements in accordance with Section 6(b) hereof or by delivery of the Purchased Loan File to the Custodian in accordance with Section 7(b) hereof, subject to no lien or rights of others other than as granted herein (other than Permitted Encumbrances).

(vii)                           No Default.  No Event of Default and, to Seller’s Knowledge, no Default exists under or with respect to the Transaction Documents.

(viii)                        Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File.  Each Purchased Loan sold hereunder, as of the applicable Purchase Date for the Transaction in question, conforms in all material respects to the applicable representations and warranties set forth in Exhibit V attached hereto, except as has been disclosed to Buyer in an Exception Report prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Loan.  It is understood and agreed that the representations and warranties set forth in Exhibit V hereto (as modified by any Exception Report disclosed to Buyer in writing prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Loan), shall survive delivery of the respective Purchased Loan File to Buyer or its designee (including the Custodian).  With respect to each Purchased Loan, the Mortgage Note, the Mortgage (if any), the Assignment of Mortgage (if any) and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered (or with respect to Table Funded Purchased Loans shall be delivered in accordance with Section 7(b)) to Buyer or the Custodian on its behalf or such requirement will have been expressly waived in writing by Buyer.  Seller or its designee is in possession of a complete, true and accurate Purchased Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian and except as disclosed to Buyer in an Exception Report prior to Buyer’s issuance of a Confirmation with respect to the related Purchased Loan.

(ix)                                Adequate Capitalization; No Fraudulent Transfer.  Seller has, as of such Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.  Seller has not become, and is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction.  Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.  Seller has not received any written notice that any payment or other transfer made to or on account of Seller from or on account of any Mortgagor or any other person obligated under any Purchased Loan Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.

(x)                                   Organizational Documents.  Seller has delivered to Buyer true and correct certified copies of its organizational documents, together with all amendments thereto.

(xi)                                [Intentionally Omitted]

(xii)                             No Investment Company.  Neither Seller nor any Intermediate Starwood Entity is an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(xiii)                          Taxes.  Seller has filed or caused to be filed all tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all taxes due and payable on or before the date hereof and all other taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority; no tax liens have been filed against any of Seller’s assets, other than liens for taxes that are being appropriately contested in good faith by appropriate proceedings, diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; and, to Seller’s Knowledge, no claims are being asserted with respect to any such taxes, fees or other charges that are not being contested in good faith as provided above.

(xiv)                         ERISA.  Neither Seller nor any ERISA Affiliate (a) sponsors or maintains any Plans or (b) makes any contributions to or has any liabilities or obligations (direct or contingent) with respect to any Plans.  Seller does not, and would not be deemed to, hold Plan Assets, and the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations.

(xv)                            Judgments/Bankruptcy.  Except as disclosed in writing to Buyer, there are no judgments against Seller that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xvi)                         Full and Accurate Disclosure.  No information provided pursuant to the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents (including any certification of Bailee), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii)                      Financial Information.  All financial data concerning Seller and Guarantor and all data concerning the Purchased Loans that has been delivered to Buyer by Seller, any Affiliate of Seller or Seller’s advisors is true, complete and correct in all material respects and has been prepared in accordance with GAAP (to the extent applicable).  Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or Guarantor or the Purchased Loans, or in the results of operations of Seller or Guarantor, which change is reasonably likely to result in a Material Adverse Effect.

(xviii)                   Jurisdiction of Organization.  Seller’s jurisdiction of organization is the State of Delaware.

(xix)                           Location of Books and Records.  The location where Seller keeps its books and records at its chief executive office at 591 West Putnam Avenue, Greenwich, Connecticut 06830.

(xx)                              Regulation T, U and X.  Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provisions of Regulation T, U or X.

(xxi)                           If requested by Buyer, Seller, any applicable Affiliate of Seller and the recipient of any portion of the proceeds of, or any portion of, any Transaction shall furnish to Buyer a statement on Federal Reserve Form G-3 referred to in Regulation U.

(xxii)                        USA Patriot Act; OFAC.  Neither Seller, Guarantor, Servicer nor any of their respective Affiliates is a Prohibited Person and each of Seller, Guarantor and Servicer is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC.  None of Seller, Guarantor or Servicer any of their respective members, directors, executive officers, parents or Subsidiaries: (1) are subject to U.S. or multilateral economic or trade sanctions currently in force; (2) are owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State.  Each of Seller, Guarantor and Servicer has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT ACT”) (collectively, the “Anti-Money Laundering Laws”).

(xxiii)                     REIT Status.  Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code.  Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

11.                               NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a)                                  transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, except where the Purchased Loans in question are simultaneously repurchased from Buyer;

(b)                                 create, incur or permit to exist any lien, encumbrance or security interest in or on the Purchased Loans, except as described in Section 6 of this Agreement;

(c)                                  create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Repurchase Assets or other collateral subject to the security interests granted by Seller pursuant to Section 6 of this Agreement;

(d)                                 create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Hedging Transaction relating to the Purchased Loans for the benefit of any Person other than Buyer;

(e)                                  permit Guarantor to internalize its management without Buyer’s prior written approval, which shall not be unreasonably withheld;

(f)                                    consent or assent to a Significant Modification of any Purchased Loan without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

(g)                                 take any action or permit such action to be taken which would result in a Change of Control without the prior written consent of Buyer;

(h)                                 after the occurrence and during the continuation of any Event of Default or monetary Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(i)                                     sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;

(j)                                     engage in any transaction that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Loans or any Transaction Document) to be a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations;

(k)                                  make any future advances under any Purchased Loan to any underlying obligor that are not permitted by the related Purchased Loan Documents;

(l)                                     seek its dissolution, liquidation or winding up, in whole or in part;  or

(m)                               incur any Indebtedness except as provided in Section 13(i) or otherwise cease to be a Single-Purpose Entity.

12.                               AFFIRMATIVE COVENANTS OF SELLER

(a)                                  Seller shall promptly notify Buyer of any event and/or condition that is likely to have a Material Adverse Effect of which Seller has Knowledge.

(b)                                 Seller shall give notice to Buyer of the following (accompanied by an Officer’s Certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto):

(i)                                     promptly upon receipt of notice or Knowledge of the occurrence of any Default, Event of Default or Cross-Termination Event;

(ii)                                  with respect to any Purchased Loan sold to Buyer hereunder, promptly following receipt of any unscheduled Principal Payment (in full or in part);

(iii)                               with respect to any Purchased Loan sold to Buyer hereunder, promptly following receipt by Seller of notice or Knowledge that the related Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Property;

(iv)                              promptly following receipt of notice by Seller or Knowledge of (1) any Purchased Loan that becomes a Defaulted Loan, (2) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Loan or, to Seller’s Knowledge, the underlying collateral therefor or (3) any event or change in circumstances that has or could reasonably be expected to have an adverse affect on the Market Value of a Purchased Loan;

(v)                                 promptly, and in any event within ten (10) Business Days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Seller or affecting any of the assets of Seller before any Governmental Authority that (1) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (2) makes a claim or claims in an aggregate amount greater than $1,000,000, or (3) which, individually or in the aggregate, if adversely determined could reasonably be likely to have a Material Adverse Effect;

(vi)                              promptly upon Seller obtaining Knowledge of any change in Guarantor’s status as a REIT; and

(vii)                           promptly upon any transfer of any underlying Mortgaged Property or any direct or indirect equity interest in any Mortgagor of which the Seller has Knowledge, whether or not consent to such transfer is required under the applicable Purchased Loan Documents.

(c)                                  Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10, to the extent such documentation is available to Seller.

(d)                                 Seller shall defend the right, title and interest of Buyer in and to the Purchased Loans against, and take such other action as is necessary to remove, the liens, security interests, claims, encumbrances, charges and demands of all Persons against the Purchased Loans (other than security interests granted to Buyer hereunder and other than Permitted Encumbrances).

(e)                                  Seller will permit Buyer or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Loans and the conduct and operation of its business related thereto at such reasonable times and with reasonable frequency requested by Buyer or its designated representative and to make copies of extracts of any and all thereof.

(f)                                    If any amount payable under or in connection with any of the Purchased Loans shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be promptly delivered to Buyer or its designee, duly endorsed in a manner satisfactory to Buyer or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Loan, Seller shall promptly deliver or forward such item of collateral or other security to Buyer or its designee, together with such instruments of assignment as Buyer may reasonably request.

(g)                                 Seller shall provide (or cause to be provided) to Buyer the following financial and reporting information:

(i)                                     the Monthly Statement;

(ii)                                  the Quarterly Report, together with all operating statements and occupancy information that Seller or Servicer has received relating to the Purchased Loans for the related fiscal quarter;

(iii)                               the Financial Covenant Compliance Certificate;

(iv)                              as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income and retained earnings and of cash flows for Guarantor for such period and the portion of the fiscal year through the end of such period (and in each case with comparisons to applicable information in the financials statements from the previous year), accompanied by an Officer’s Certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(v)                                 within forty-five (45) days following the end of each fiscal quarter, or within ninety (90) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Seller in form and substance reasonably satisfactory to Buyer certifying that during such fiscal quarter or year there has occurred no Event of Default which remains uncured and, to Seller’s Knowledge, no event or circumstance has occurred that is reasonably likely to result in a Material Adverse Effect under this Agreement;

(vi)                              as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, the consolidated balance sheets of Guarantor as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor as at the end of, and for, such fiscal year in accordance with GAAP;

(vii)                           within ten (10) Business Days after Buyer’s request, such further information with respect to the operation of any Mortgaged Property, Purchased Loan, the financial affairs of Seller or Guarantor and any Plan and Multiemployer Plan in Seller’s or Guarantor’s possession as may be reasonably requested by Buyer, including all business plans prepared by or for Seller; provided, however, that with respect to information not previously Known to, or in the possession of, Guarantor relating to any Multiemployer Plan, Guarantor shall be required to provide only such information as may be obtained through its good faith efforts; and

(viii)                        within ten (10) Business Days after Buyer’s request, such further information in Guarantor’s possession as may be reasonably requested by Buyer.

(h)                                 Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

(i)                                     Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j)                                     Seller shall advise Buyer in writing of the opening of any new chief executive office of Seller or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Loans are held not less than the later of fifteen (15) Business Days prior to taking any such action or thirty (30) days before any financing statement filing will lapse, lose perfection or become materially misleading of which Seller has Knowledge.

(k)                                  Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents.  Seller shall pay and discharge all taxes, levies, liens and other charges, if any, on its assets and on the Purchased Loans that, in each case, in any manner would create any lien or charge upon the Purchased Loans, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(l)                                     Seller shall maintain its existence as a limited partnership or a limited liability company, as applicable, organized solely and in good standing under the law of the State of Delaware (unless Seller shall have given Buyer at least fifteen (15) Business Days’ prior written notice that Seller intends to change the jurisdiction of its organization) and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents in any material respect or incorporate or organize in any other jurisdiction, without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

(m)                               Seller shall maintain all records with respect to the Purchased Loans and the conduct and operation of its business with no less a degree of prudence than if the Purchased Loans were held by Seller for its own account and will furnish Buyer, upon request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Purchased Loans and the conduct and operation of its business.

(n)                                 Seller shall provide Buyer with notice of each modification of any Purchased Loan Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).

(o)                                 Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Mortgaged Properties, plus any such additional reports in Seller’s possession as Buyer may reasonably request.

(p)                                 Seller may propose, and Buyer will consider, but shall be under no obligation to approve, strategies for the foreclosure or other realization upon the security for any Purchased Loan that has become a Defaulted Loan.

(q)                                 Seller shall not cause any Purchased Loan to be serviced by any servicer other than a servicer expressly approved in writing by Buyer.

(r)                                    If Seller has entered into or shall enter into or amend a repurchase agreement, warehouse facility, credit facility or other similar arrangement with any Person which by its terms provides more favorable terms with respect to any financial covenants, including without limitation covenants covering the same or similar subject matter set forth in the Financial Covenant Compliance Certificates required to be delivered hereunder, then Seller shall deliver written notice to Buyer of such more favorable terms and, upon Buyer’s request, Buyer and Seller shall enter into an amendment to this Agreement in form and substance reasonably acceptable to each of the parties, which amendment shall incorporate such more favorable terms.

13.                               SINGLE-PURPOSE ENTITY

Seller hereby represents and warrants to Buyer and covenants with Buyer, that as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a)                                  It is and intends to remain solvent, and it has paid and will pay its debts and liabilities (including overhead expenses) from its own assets as the same shall become due.

(b)                                 It has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement.

(c)                                  It has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence.

(d)                                 It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its affiliates, its members and any other Person, and it will file its own tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law).

(e)                                  It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks.

(f)                                    It has not owned and will not own any property or any other assets other than the Purchased Loans, cash and its interest under any associated Hedging Transactions and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Purchased Loans and the associated Hedging Transactions.

(g)                                 It has not engaged and will not engage in any business other than the origination, acquisition, ownership, financing and disposition of the Purchased Loans and the associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents.

(h)                                 It has not entered into, and will not enter into, any contract or agreement with any of its affiliates, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with Persons other than such affiliate.

(i)                                     It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Loans, and (C) unsecured trade payables, in an aggregate amount not to exceed $300,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Loans; provided, however, that any such trade payables incurred by Seller shall be paid within ninety (90) days of the date incurred.

(j)                                     It has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Loans).

(k)                                  It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(l)                                     Neither it nor Guarantor, any Intermediate Starwood Entity or Manager will seek the dissolution, liquidation or winding up, in whole or in part of Seller.

(m)                               It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n)                                 It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o)                                 It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p)                                 (i) It will have at all times at least one Independent Director and (ii) provide Buyer with up-to-date contact information for all Independent Director(s) and a copy of the agreement pursuant to which each Independent Director consents to and serves as an “Independent Director” for Seller

(q)                                 Its organizational documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of the Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Insolvency Action; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(r)                                    It shall not, without the consent of its Independent Director, institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of it or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(s)                                  It shall not have any employees.

14.                               EVENTS OF DEFAULT; REMEDIES

(a)                                  The following shall constitute an event of default by Seller hereunder (each a “Event of Default”):

(i)                                     failure of Seller to repurchase one or more Purchased Loans on the applicable Repurchase Date;

(ii)                                  failure of Seller to apply any Income received by Seller in accordance with the provisions hereof;

(iii)                               (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Sections 6(a) and the other collateral specified in Section 6(c) free of any adverse claim, liens and other rights of others (other than Permitted Encumbrances and other than as granted herein), and Seller shall fail to cure such default within three (3) Business Days after its receipt of Buyer’s notice thereof; (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in the Repurchase Assets specified in Section 6(a) and the other collateral specified in Section 6(c), and Seller shall fail to cure such default within three (3) Business Days after its receipt of Buyer’s notice thereof; or (C) if the Transaction Documents shall cease to be in full force and effect or if the enforceability of any of them is challenged or repudiated by Seller, Guarantor or Servicer or any Affiliate of any of them;

(iv)                              failure of Seller to make the payments required under Section 4 or Section 5(b) when due;

(v)                                 failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise, under the terms of this Agreement which failure is not remedied within the period specified herein or, if no period is specified, five (5) Business Days after notice thereof to Seller from Buyer; provided, however, that Buyer shall not be required to provide notice in the event of a failure by Seller to repurchase any Purchased Loan on the required Repurchase Date therefor;

(vi)                              breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement;

(vii)                           a Change of Control shall have occurred that has not been consented to by Buyer in writing;

(viii)                        any representation made by Seller herein or in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated; provided that the representations and warranties made by Seller in Section 10(a) (vi) or (viii) (in the case of (vi), with respect to the affected or Purchased Loans only) shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representations and warranties in Exhibit V without regard to any Knowledge qualifier therein), if Buyer terminates the related Transaction and Seller repurchases the related Purchased Loan(s) on an Early Repurchase Date no later than ten (10) Business Days after receiving written notice of such incorrect or untrue representation; provided, however, that if Seller shall have made any such representation with Knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;

(ix)                                (A) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $100,000 shall have been rendered against Seller and remains undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $25,000,000 shall have been rendered against Guarantor and remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed;

(x)                                   (A) Seller shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default (1) involves the failure to pay a matured obligation in excess of $100,000, or (2) involves an obligation of at least $100,000 and is a monetary default or a material non-monetary default beyond any applicable notice and grace periods and results in acceleration of the obligation by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction or (B) Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default (1) involves the failure to pay a matured obligation in excess of $25,000,000, or (2) involves an obligation of at least $25,000,000 and is a monetary default or a material non-monetary default beyond any applicable notice and grace periods and results in acceleration of the obligation by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, swap agreement or other contract agreement or transaction ; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xi)                                as of the end of any fiscal quarter, Guarantor’s (A) ratio of EBITDA to Interest Expense for such calendar quarter is less than 2.0 to 1.0 (adjusted to remove the impact of the application of FAS 140, FAS 166 and FIN 46 and transfers to special purpose entities that are wholly owned by Guarantor in connection with bona fide securitization transactions); (B) ratio of Total Indebtedness to Total Assets is greater than 0.75 to 1.0 (adjusted to remove the impact of the application of FAS 140, FAS 166 and FIN 46 and transfers to special purpose entities that are wholly owned by Guarantor in connection with bona fide securitization transactions); (C) Cash Liquidity is less than $10,000,000; (D) Near Cash Liquidity is less than $20,000,000; (E) Tangible Net Worth is less than $750,000,000; or (F) ratio of EBITDA to Fixed Charges for such fiscal quarter is less than 1.5 to 1.0.

(xii)                             if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after notice thereof to Seller by Buyer, or its successors or assigns; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period and provided further that Seller shall have commenced to cure such default within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed thirty (30) days from Seller’s receipt of Buyer’s notice of such default;

(xiii)                          an Act of Insolvency shall have occurred with respect to Seller, Guarantor or any Intermediate Starwood Entity;

(xiv)                         an “event of default” or “termination event” (as defined in the agreements relating to a facility described in clause (A) or (B) of this clause (xiv)), resulting from a payment default or failure by Seller or Guarantor to pay cash or deliver other required collateral in satisfaction of any margin call or other collateral delivery obligation when required by Seller or Guarantor, beyond any applicable notice and cure period, shall have occurred under (A) any repurchase facility, loan facility or hedging transaction entered into by Seller or Guarantor and Buyer or any Affiliate of Buyer or (B) any repurchase facility, loan facility or hedging transaction with Buyer or any Affiliate of Buyer in which Seller or Guarantor is a guarantor;

(xv)                            (A) any of the representations and warranties of Guarantor in the Guaranty or any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated or (B) Guarantor shall breach any covenant of Guarantor in the Guaranty and such breach has not been cured within three (3) Business Days after receipt of notice thereof from Buyer; or

(xvi)                         Guarantor fails (i) to qualify as a REIT (without giving any effect to any cure or corrective periods or allowances), or (ii) to continue to be entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120- REIT filed with the United States Internal Revenue Service for such year, or the entering into by Guarantor of “prohibited transactions” as defined in Sections 857(b)(6)(B)(iii) of the Code (taking into account Sections 857(b)(6)(C), 857(b)(6)(D) and 857(b)(6) (E) of the Code) or (iii) to satisfy any of the income or asset tests required to be satisfied by a REIT.

(b)                                 If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i)                                     At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii)                                  If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i):

(A)  Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date, and except as otherwise provided in Section 5(c), all Income deposited in the Blocked Account shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder; and

(B)  the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Loan accrued at the Pricing Rate applicable upon an Event of Default for such Transaction; and

(C)  the Custodian shall, upon the request of Buyer (with simultaneous copy of such request to Seller), deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Loans.

(iii)                               Buyer may, after ten (10) days notice to Seller of Buyer’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the UCC), (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem to be satisfactory any or all of the Purchased Loans on a servicing released basis or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value (without regard to the provisions of clause (iii) of the definition thereof) of such Purchased Loans against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents.  The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default, (w) second, to the costs of cover and/or Hedging Transactions, if any, (x) third, to the Repurchase Price, (y) fourth, to any other outstanding obligation owed by Seller to Buyer or its Affiliates pursuant to the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured, and (z) the balance, if any, to Seller.  In the event that Buyer shall not have received repayment in full of the aggregate Repurchase Price and the other obligations of the Seller under the Transaction Documents following its liquidation of the Purchased Loans, Buyer may, in its sole discretion, pursue the Seller and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.

(iv)                              The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid.  In view of the nature of the Purchased Loans, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Loans shall not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner.  Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v)                                 Seller shall be liable to Buyer for (A) the amount of all expenses, including reasonable legal fees and expenses of counsel, incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all actual damages, losses, judgments, out-of-pocket costs and other expenses incurred by Buyer under any Hedging Transactions as a result of an Event of Default by Seller hereunder, and (C) any other actual loss, damage, out-of-pocket cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi)                              Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof.  All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii)                           Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process.  Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies.  Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii)                        Without limiting any other rights or remedies of Buyer, Buyer shall have the right, without prior notice to Seller, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit of the account of Seller, Guarantor or any Subsidiary of either of them to any obligations of Seller hereunder to Buyer.

(ix)                                Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller, exercisable upon ten (10) days notice from Buyer to Seller.  Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between Seller and Buyer or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(x)                                   Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if a Default or an Event of Default has occurred and is continuing.

15.                               SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

16.                               NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged); provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16.  A notice shall be deemed to have been given:  (w) in the case of hand delivery, at the time of delivery; (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (z) in the case telecopier, upon receipt of answerback confirmation, provided that such telecopied notice is also delivered as required in this Section 16.  A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given.  Notwithstanding the foregoing, notices pursuant to Section 4 may be sent by electronic mail to the e-mail addresses set forth on Annex I.

17.                               NON-ASSIGNABILITY

(a)                                  The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.

(b)                                 Buyer may assign, participate or sell all or a portion of its rights and obligations under the Transaction Documents and under any Transaction and all or a portion of its rights and interests in any Hedging Transaction, in each case, without the prior written consent of Seller but, prior to the occurrence and continuance of an Event of Default, upon thirty (30) days prior written notice to Seller.  Any such assignment, participation or sale of more than 50% of Buyer’s interest in the Transactions and the Transaction Documents prior to an Event of Default, other than to an Affiliate of Buyer, shall be referred to herein as a “Transfer Event.”  Buyer agrees that prior to the occurrence and continuance of an Event of Default, (i) Buyer shall remain responsible for reviewing and determining the eligibility of any New Loan for purposes of any Transaction and (ii) Seller shall continue to deal solely and directly with Buyer in connection with any Transaction.  As long as an Event of Default shall have occurred and be continuing, Buyer may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Seller and without regard to the limitations in the prior sentence.

(c)                                  Buyer shall maintain a record of ownership identifying all assignees.  If any assignee is a non-U.S. Person, such assignee shall timely provide Seller with such forms as may be required to establish the assignee’s status for U.S. withholding tax purposes.

(d)                                 Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

18.                               GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a)                                  This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Section 5-1401 of the General Obligations Law of the State of New York..

(b)                                 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c)                                  To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(d)                                 Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.  Each party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 18 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.

(e)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

19.                               NO RELIANCE; DISCLAIMERS

(a)                                  Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(i)                                     It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(ii)                                  It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.

(iii)                               It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.

(iv)                              It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.

(v)                                 It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

(b)                                 Each determination by Buyer of the Market Value with respect to each New Loan or Purchased Loan or the communication to Seller of any information pertaining to Market Value under this Agreement shall be subject to the following disclaimers:

(i)                                     Buyer has assumed and relied upon, with Seller’s consent and without independent verification, the accuracy and completeness of the information provided by Seller and reviewed by Buyer.  Buyer has not made any independent inquiry of any aspect of the New Loans or Purchased Loans or the underlying collateral.  Buyer’s view is based on economic, market and other conditions as in effect on, and the information made available to Buyer as of, the date of any such determination or communication of information, and such view may change at any time without prior notice to Seller.

(ii)                                  Market Value determinations and other information provided to Seller constitute a statement of Buyer’s view of the value of one or more loans or other assets at a particular point in time and neither (A) constitute a bid for a particular trade, (B) indicate a willingness on the part of Buyer or any Affiliate thereof to make such a bid, nor (C) reflect a valuation for substantially similar assets at the same or another point in time, or for the same assets at another point in time.

(iii)                               Market Value determinations and other information provided to Seller may vary significantly from valuation determinations and other information that may be obtained from other sources.

(iv)                              Market Value determinations and other information provided to Seller are communicated to Seller solely for its use and may not be relied upon by any other person and may not be disclosed or referred to publicly or to any third party without the prior written consent of Buyer, which consent Buyer may withhold or delay in its sole and absolute discretion.

(v)                                 Buyer makes no representations or warranties with respect to any Market Value determinations or other information provided to Seller.  Buyer shall not be liable for any incidental or consequential damages arising out of any inaccuracy in such valuation determinations and other information provided to Seller, including as a result of any act of gross negligence or breach of any warranty.

(vi)                              Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are only indicative of the initial Market Value of the New Loan submitted to Buyer for consideration thereunder, and may change without notice to Seller prior to, or subsequent to, the transfer by Seller of the New Loan pursuant to Section 3(e) hereof.  No indication is provided as to Buyer’s expectation of the future value of such Purchased Loan or the underlying collateral.

(vii)                           Initial Market Value determinations and other information provided to Seller in connection with Section 3(b) hereof are to be used by Seller for the sole purpose of determining whether to proceed in accordance with Section 3 hereof and for no other purpose.

20.                               INDEMNITY AND EXPENSES

(a)                                  Seller hereby agrees to hold Buyer and its Affiliates and each of their respective officers, directors and employees (“Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, taxes (including stamp, excise, sales or other taxes that may be payable or determined to be payable with respect to any of the Purchased Loans or in connection with any of the transactions contemplated by this Agreement (or the recharacterization of any Transaction) and the documents delivered in connection herewith and therewith, other than income or franchise taxes of Buyer), costs and expenses (including reasonable attorneys’ fees and disbursements and any and all servicing and enforcement costs with respect to the Purchased Loans) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the bad faith, gross negligence or willful misconduct of any Indemnified Party.  Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, that, in each case, results from anything other than the bad faith, gross negligence or willful misconduct of an Indemnified Party.  In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan Documents, Seller will save, indemnify and hold Buyer harmless from and against all expense, loss or damage suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller.  Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel.  Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller.

(b)                                 Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith.  Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to Buyer and (ii) all the Due Diligence Fees, testing and review costs and expenses incurred by Buyer in connection with the evaluation of any New Loan and with respect to any Transaction.

21.                               DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base for purposes of Section 4 of this Agreement, or otherwise, and Seller agrees that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Loans, including, without limitation, ordering new credit reports and Appraisals on the applicable collateral and otherwise regenerating the information used to originate such Purchased Loans; provided, however, notwithstanding anything to the contrary contained herein, so long as no Event of Default is continuing, in no event shall Seller be responsible for payment of Diligence Fees of Buyer hereunder in excess of $30,000 per calendar year.  Upon reasonable (but no less than three (3) Business Days) prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files and any and all documents, records, agreements, instruments or information relating to any Purchased Loan in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian.  Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loan Files and the Purchased Loans.  Seller agrees to cooperate with Buyer and any third party underwriter designated by Buyer in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of such Seller.

22.                               SERVICING

(a)                                  The parties hereto agree and acknowledge that, the Purchased Loans will be sold by Seller to Buyer on a servicing released basis.  In furtherance of the foregoing, the Seller and the Servicer hereby agree and confirm that from and after the date hereof that this Section 22 shall solely govern the servicing of the Purchased Loans and any prior agreement between Seller and Servicer or otherwise with respect to such servicing is hereby superseded in all respects.  During the related Interim Servicing Period, Servicer shall sub-service the Purchased Loans for the benefit of or on behalf of Buyer; provided, however, that the obligation of Servicer to sub-service any Purchased Loan for the benefit of or on behalf of Buyer as aforesaid shall cease upon the repurchase of such Purchased Loan by Seller in accordance with the provisions of this Agreement.  In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (a) the termination thereof by Buyer pursuant to Section 22(c) below, (b) forty-five (45) days after the Purchase Date of the applicable Purchased Loans or any subsequent date on which the Interim Servicing Period is extended pursuant to Section 22(c), (c) the date of an Event of Default, or (d) the transfer of servicing to any other entity approved by Buyer and the assumption thereof by such entity.

(b)                                 Seller and Servicer agrees that, as between Seller and Servicer, on the one hand, and Buyer, on the other, Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement.  Each of Seller and Servicer covenants to safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c)                                  With respect to the Servicing Records for each Purchased Loan and the physical and contractual servicing of each Purchased Loan, Servicer shall deliver such Servicing Records and, to the extent applicable, the servicing to such other successor as may be designated by Buyer on the Servicing Transfer Date.  Notwithstanding the foregoing, the Interim Servicing Period with respect to the Purchased Loans shall automatically terminate on each Remittance Date unless reinstated for each such Purchased Loan pursuant to written notice of Buyer of such reinstatement (and thereafter the immediately preceding delivery requirement will be deemed to be rescinded), and a new 45-day Interim Servicing Period will be deemed to commence for such Purchased Loan as of such Remittance Date upon receipt of such written notice from Buyer.  If the Interim Servicing Period terminates with respect to the Purchased Loans, the Servicer shall be terminated and shall transfer such servicing in accordance with Section 22(g) below.  Sellers’ and Servicer’s transfer and delivery of the Servicing Rights, Servicing Records and the physical and contractual servicing under this Section, as applicable, shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

(d)                                 Servicer shall sub-service the Purchased Loans in accordance with Accepted Servicing Practices.  Seller shall not, and shall not permit Servicer to, employ any other sub-servicers to service the Purchased Loans without the prior written approval of Buyer which approval shall not be unreasonably withheld.  If the Purchased Loans are serviced by a sub-servicer, Seller shall irrevocably assign all rights, title and interest in the servicing agreements with such sub-servicer to Buyer.

(e)                                  Seller shall cause Servicer and any other sub-servicers engaged by Seller to execute a letter agreement with Buyer acknowledging Buyer’s security interest in the Purchased Loans and the servicing agreements and agreeing that each such sub-servicer shall deposit all Income with respect to the Purchased Loans in the Blocked Account, all in such manner as shall be reasonably acceptable to Buyer.

(f)                                    Seller shall permit Buyer to inspect Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that Seller or its Affiliate, as the case may be, has the ability to service such Purchased Loan as provided in this Agreement.

(g)                                 Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Loans on a servicing released basis without payment of any termination fee or any other amount to Servicer.  Upon the occurrence of an Event of Default hereunder, Buyer shall have the right immediately to terminate Servicer’s right to service the Purchased Loans without payment of any penalty or termination fee.  If Servicer shall be terminated under any of Section 22(c), this Section 22(g) or as otherwise provided hereunder, Servicer shall transfer such servicing with respect to such Purchased Loans to such successor designated by Buyer by the Servicing Transfer Date, at no cost or expense to Buyer.  The Seller and the Servicer each agree to cooperate with Buyer in connection with the termination of Servicer under the terms of this Section 22 and transfer of servicing.

23.                               TREATMENT FOR TAX PURPOSES

It is the intention of the parties that, for U.S. Federal, state and local income and franchise tax purposes, the Transactions constitute a financing, and that Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Loans for such purposes.  Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state or local taxing authority.

24.                               INTENT

(a)                                  The parties intend and acknowledge that each Transaction is a “repurchase agreement” as that term is defined in Section 101(47A)(i) of Title 11 of the Bankruptcy Code, a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code and a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code.

(b)                                 The parties intend and acknowledge that the Guaranty is a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code.

(c)                                  It is understood and agreed that any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or any Transaction hereunder is in each case a contractual right to cause the termination, liquidation, or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Agreement or any Transaction hereunder as described in Sections 555, 559 and 561 of the Bankruptcy Code.

(d)                                 The parties hereby agree that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A) and 101(47)(A)(v) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

25.                               MISCELLANEOUS

(a)                                  Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(b)                                 All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC and any other applicable law.

(c)                                  The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(d)                                 The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e)                                  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)                                    This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g)                                 Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h)                                 Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

GOLDMAN SACHS MORTGAGE COMPANY,
a New York limited partnership

By:		Goldman Sachs Real Estate Funding Corp.,
its general partner

By:
Name:
Title:

SELLER:

STARWOOD PROPERTY MORTGAGE SUB-3, L.L.C., a Delaware limited liability company

By:
Name:
Title:

SERVICER (FOR PURPOSES OF SECTION 5, SECTION 6(d) AND SECTION 22 HEREOF):

SPT MANAGEMENT, LLC, a Delaware limited liability company

By:		Starwood Capital Group Global, L.P., its Sole
Member

	By:	SCGG GP, L.L.C., its General Partner

By:
Name:
Title: